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                     May 14, 2024

       Michael Huseby
       Chief Executive Officer
       Barnes & Noble Education, Inc.
       120 Mountain View Blvd
       Basking Ridge, NJ 07920

                                                        Re: Barnes & Noble
Education, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 23,
2024
                                                            File No. 001-37499

       Dear Michael Huseby:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Sean Donahue